UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2024

SOUTHLAND HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41090	87-1783910
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1100 Kubota Drive

Grapevine, TX 76051

(Address of Principal Executive Offices) (Zip Code)

(817) 293-4263

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SLND	NYSE American LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	SLND WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2024, Southland Holdings, LLC (“Southland”), a subsidiary of Southland Holdings, Inc. (the “Company”), entered into a real estate purchase agreement (the “Purchase Agreement”) by and between Southland and Reksuh Acquisition, LLC (the “Initial Purchaser”) to sell and leaseback three properties (the “Properties”) as described in the Purchase Agreement (the “Sale Leaseback Transaction”). On June 6, 2024, pursuant to a first amendment to the Purchase Agreement (the “First Amendment”), Southland and the Initial Purchaser agreed to, among other things, a purchase price for the Properties to $42.5 million. On July 17, 2024, pursuant to a second amendment to the Purchase Agreement (as amended) (the “Second Amendment”), the Initial Purchaser assigned to GCP Southland, LLC (the “Purchaser”) all of the Initial Purchaser’s right, title, and interest in, to and under the Purchase Agreement (as amended). The transactions contemplated by the Purchase Agreement (as amended) closed on July 19, 2024. The Purchaser is majority owned and managed by Goldenrod Companies, LLC. The Company’s Chief Executive Officer, Frank Renda, and co-Chief Operating Officer, Rudy Renda, hold an indirect minority interest in the Purchaser.

The Properties are comprised of two locations in Texas and one in Pennsylvania. From the total proceeds of $42.5 million, approximately $24.7 million will be used for general corporate purposes, $16.0 million will go towards reducing debt, and the remainder will cover transaction-related expenses.

In connection with the closing of the transactions contemplated by the Purchase Agreement (as amended), the Company entered into absolute net lease agreements (“Lease Agreements”) with the Purchaser under which the Company will lease the Properties from the Purchaser. The aggregate first-year annual rent amount for the Properties is $3.8 million. The Lease Agreements have an initial term of 20 years with two options to renew for a period of five years each. The Lease Agreements also contain put rights, exercisable by the Purchaser, that would, in the aggregate, require the Company to purchase the Properties for $52.5 million on July 15, 2029 if exercised by the Purchaser. The put rights must be exercised by the Purchaser, if at all, on or before January 17, 2029. The obligations of the Company upon exercise of the put rights are personally guaranteed by the Company’s Chief Executive Officer, Frank Renda, and co-Chief Operating Officers, Tim Winn and Rudy Renda.

The foregoing summary of the Purchase Agreement, the First Amendment, the Second Amendment and the Lease Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, the First Amendment, the Second Amendment and the Lease Agreements, which are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 23, 2024, the Company issued a press release announcing the Sale Leaseback Transaction. A copy of the Company’s press release is attached hereto as Exhibit 99.1. The foregoing description of the press release is qualified in its entirety by reference to the attached exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Real Estate Purchase Agreement, by and between Southland Holdings, LLC and Reksuh Acquisition, LLC, dated May 7, 2024
10.2	First Amendment to Real Estate Purchase Agreement, by and between Southland Holdings, LLC and Reksuh Acquisition, LLC, dated June 6, 2024
10.3	Second Amendment and Assignment and Assumption of Real Estate Purchase Agreement, by and between Southland Holdings, LLC, Reksuh Acquisition, LLC, American Bridge Company and GCP Southland, LLC, dated July 17, 2024
10.4	Lease Agreement, by and between Southland Holdings, Inc. and GCP Southland, LLC, dated July 19, 2024
10.5	Lease Agreement, by and between Southland Holdings, Inc. and GCP Southland, LLC, dated July 19, 2024
10.6	Lease Agreement, by and between Southland Holdings, Inc. and GCP Southland, LLC, dated July 19, 2024
99.1	Press release of Southland Holdings, Inc. dated July 23, 2024

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2024	SOUTHLAND HOLDINGS, INC.

	By:	/s/ Frank S. Renda
		Name:	Frank S. Renda
		Title:	President and Chief Executive Officer

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